Exhibit (e)(i)(a)

AMENDMENT NO. 1

TO THE DISTRIBUTION AGREEMENT

AMENDMENT NO. 1 to the Distribution Agreement (“Amendment No. 1”), dated as of September 9, 2005, between The Enterprise Group of Funds, Inc., a Maryland corporation (the “Corporation”), and Enterprise Fund Distributors, Inc., a Georgia corporation (“Enterprise Fund Distributors” or the “Distributor”).

The Corporation and Distributor agree to modify and amend the Distribution Agreement dated as of December 28, 2004 (“Agreement”), as follows:

1. Terminated Funds. The Corporation hereby terminates the appointment of Enterprise Fund Distributors as the Distributor of: Enterprise Multi-Cap Growth Fund, Enterprise Small Company Growth Fund, Enterprise Small Company Value Fund, Enterprise Capital Appreciation Fund, Enterprise Deep Value Fund, Enterprise Equity Fund, Enterprise Equity Income Fund, Enterprise Growth and Income Fund, Enterprise International Growth Fund, Enterprise Global Financial Services Fund, Enterprise Global Socially Responsive Fund, Enterprise Technology Fund, Enterprise Managed Fund, Enterprise Strategic Allocation Fund, Enterprise Government Securities Fund, Enterprise High-Yield Bond Fund, Enterprise Short Duration Bond Fund, Enterprise Tax-Exempt Income Fund, Enterprise Total Return Fund, Enterprise Money Market Fund

2. Funds. The Corporation hereby reaffirms its appointment of Enterprise Fund Distributors as Distributor of the AXA Enterprise Growth Fund and AXA Enterprise Mergers and Acquisitions Fund on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement, which sets forth the Funds of the Corporation for which the Distributor is authorized to distribute shares of the funds, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

THE ENTERPRISE GROUP OF FUNDS, INC.		ENTERPRISE FUND DISTRIBUTORS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ John A. Schilt, Jr.
	Steven M. Joenk		John A. Schilt, Jr.
	President and Chief Executive Officer		President

APPENDIX A

AMENDMENT NO. 1

TO THE

DISTRIBUTION AGREEMENT

CLASS A, CLASS B, CLASS C AND CLASS Y SHARES

AXA Enterprise Growth Fund

AXA Enterprise Mergers and Acquisitions